Exhibit 16


July 23, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by TransMontaigne Oil Company (formerly Sheffield Exploration Company) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 23, 1996. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


Coopers & Lybrand L.L.P.